UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2010

INTERNATIONAL BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 000-09439

Texas	000-09439	74-2157138
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

1200 San Bernardo, Laredo, Texas	78040-1359
(Address of principal executive offices)	(ZIP Code)

(Registrant’s telephone number, including area code)  (956) 722-7611

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below);

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 250.13e-4 (c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2010, International Bancshares Corporation (“IBC”) issued a news release announcing Guillermo Trevino’s appointment to IBC’s Board of Directors (the “Board”).  The Board unanimously voted to appoint Mr. Trevino to fill the vacancy left by Richard E. Haynes, who passed away in October 2009.  Mr. Trevino has been the President of Southern Distributing, a multi-brand beer and soft drink distributor in Laredo, Texas, for more than ten years.  Mr. Trevino has served on the Board of Directors of IBC’s subsidiary bank, International Bank of Commerce, Laredo, Texas (the “Bank”), since February 2008 and is a member of that Board’s Executive Committee.   Mr. Trevino will serve on two committees of the Board, including the Audit Committee and Asset/Liability, Investment, Balance Sheet-Management, Funds Management/Liquidity/Interest Rate Risk Committee.

There was no arrangement or understanding between Mr. Trevino and any other person pursuant to which Mr. Trevino was selected as a director.  The Board has determined that Mr. Trevino is an independent director for purposes of the Board under the applicable rules of the Securities and Exchange Commission and NASDAQ.

Mr. Trevino and his immediate family and the companies with which he is associated were customers of, and had banking transactions with, IBC’s subsidiary banks in the ordinary course of the subsidiary banks’ business during 2009, and IBC anticipates that such banking transactions will continue in the future.  All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to IBC, and all of such indebtedness is fully performing and complies with Federal lending restrictions included in Section 22(h) of the Federal Reserve Act (12 U.S.C. 375b).  The indebtedness, in the opinion of IBC’s management, did not involve more than a normal risk of collectability or present other unfavorable features.

Mr. Trevino will receive the standard compensation provided to IBC’s non-employee directors, the details of which are as follows:

•                  Mr. Trevino will receive compensation for his services as a director of IBC in the amount of $900 for each IBC board meeting and $300 for each meeting of a Board committee he attends.  Occasionally, Board meetings are held by telephone conference and he will not be paid for these meetings.

•                  Mr. Trevino will continue to receive compensation for his services as a director of the Bank in the amount of $900 for each board meeting and $300 for each meeting of a board committee of the Bank that he attends.

•                  Mr. Trevino will receive no stock options or other equity-based awards in connection with his service as a member of IBC’s Board or as a member of the Bank’s board of directors.

Item 8.01   Other Events

On March 11, 2010, IBC issued a news release announcing that on March 9, 2010, the IBC Board approved the declaration of a seventeen cents per share cash dividend for all holders of common stock, $1.00 par value, of record on April 1, 2010.  The dividend will be payable on April 19,

2010.  The Board also announced the extension of  IBC’s stock repurchase program by authorizing the repurchase of up to $40 million of IBC common stock during the twelve month period commencing on April 9, 2010, which repurchase cap the Board is inclined to increase over time.

On March 11, 2010, the Board also announced that on March 5, 2010, a judgment was entered against IBC in a dispute related to certain tax matters that were inherited by IBC in its 2004 acquisition of Local Financial Corporation.  IBC is disappointed with the judgment but believes it has a number of valid grounds for appeal which it intends to pursue. Management is currently analyzing the amount to be reserved in connection with this dispute.  At this time, management believes the reserve addition related to this matter will be approximately $21.8 million based on management’s judgment of IBC’s current exposure.  Management will continue to review the developments in this dispute and make appropriate adjustments to the amount reserved if necessary.

The news release announcing the director appointment described in Item 5.02 above, the cash dividend, the extension of IBC’s stock repurchase program, and the litigation matter attached hereto and filed herewith as Exhibit 99, is incorporated herein by reference.

All of the information furnished in Item 8.01 of this report and the accompanying exhibits are also intended to be included under “Item 7.01 — Regulation Fair Disclosure” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, is not subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01   Financial Statements and Exhibits.

99    News Release of International Bancshares Corporation dated March 11, 2010 entitled, “International Bancshares Corporation Announces Cash Dividend, Extension of Stock Repurchase Program, Appointment of New Director and Litigation Matter.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)

	By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President and
Chairman of the Board

Date: March 11, 2010

EXHIBIT INDEX

Exhibit Number	Description	Page Number

99	News Release of International Bancshares Corporation dated March 11, 2010 entitled, “International Bancshares Corporation Announces Cash Dividend, Extension of Stock Repurchase Program, Appointment of New Director and Litigation Matter.”	5